Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Will Ruthrauff, ext. 6571	November 9, 2015
Shelly Oates, ext. 3202

AmeriGas Partners Reports Earnings for Fiscal 2015

VALLEY FORGE, Pa., November 9 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported adjusted net income attributable to AmeriGas Partners for the fiscal year ended September 30, 2015 of $258.6 million, compared to adjusted net income of $299.3 million for the fiscal year ended September 30, 2014. Adjusted net income attributable to AmeriGas Partners eliminates the impact of mark-to-market changes in commodity derivative instruments not associated with current period transactions. Most of the mark-to-market adjustments relate to our normal business practice of hedging fixed-price commitments to our customers. On a GAAP basis, including the impact of such mark-to-market changes, AmeriGas Partners reported net income of $211.2 million for the fiscal year ended September 30, 2015 compared to $289.9 million in the prior year.

The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) was $619.2 million for fiscal 2015 compared with $664.7 million in the prior year. Retail volumes sold for fiscal 2015 decreased 7.2% to 1.18 billion gallons from 1.28 billion gallons in the prior year. The decrease in retail gallons sold reflects temperatures that were 8.9% warmer than the prior year according to the National Oceanic and Atmospheric Administration (NOAA).

Retail volumes sold during the fourth quarter of fiscal 2015 were 193.9 million gallons, a decrease of 8.1% from the fourth quarter of fiscal 2014, primarily due to weather in the month of September that was 38% warmer than the prior year. Adjusted EBITDA for the quarter was $39.7 million compared with $48.2 million for the fourth quarter of fiscal 2014.

Jerry E. Sheridan, president and chief executive officer of AmeriGas, said, “Fiscal 2015 was a challenging year, as we experienced warmer temperatures throughout the heating season and unusually wet weather in the warmer months that impacted our counter-seasonal cylinder exchange business. Our results for the year were primarily impacted by these weather patterns and some unusual expenses, particularly in the fourth quarter. We continued to make solid progress in all of our strategic initiatives in spite of the vagaries of weather. We completed nine acquisitions during the year and our National Accounts program volumes increased 14%. We were pleased in April to announce an increase to our distribution for the ninth consecutive year and we continue to maintain our distribution coverage and leverage ratios at levels which ensure a strong balance sheet and ongoing financial flexibility.”

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AmeriGas Partners Reports Earnings for Fiscal 2015	Page 2

Sheridan continued, “We have entered fiscal 2016 with record propane inventory levels in the U.S. at a much lower cost environment than we experienced at the same time last year. These lower, more stable prices are good for all consumers of propane, which in turn is good for our business and for the industry as a whole. Assuming normal weather patterns this winter and given our assessment of current business conditions, we expect to report Adjusted EBITDA in the range of $660 million to $690 million for the fiscal year ending September 30, 2016.”

About AmeriGas
AmeriGas is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from over 2,000 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2015 earnings and other current activities at 9:00 AM ET on Tuesday, November 10, 2015. Interested parties may listen to the audio webcast both live and in replay on the Internet at
http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations.  A telephonic replay will be available from 12:00 PM ET on November 10 through 11:59 PM on November 17.  The replay may be accessed at (855) 859-2056, and internationally at 1-404-537-3406, conference ID 62231286.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquisitions and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-10	###	11/9/15

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Propane	$357,440	$499,167	$2,612,401	$3,440,868
Other	60,796	61,082	272,921	272,067
	418,236	560,249	2,885,322	3,712,935
Costs and expenses:
Cost of sales - propane	138,078	284,092	1,301,167	2,034,592
Cost of sales - other	22,031	20,646	86,638	81,982
Operating and administrative expenses	225,980	219,956	953,283	963,963
Depreciation	38,750	37,095	152,204	154,020
Amortization	10,611	10,784	42,676	43,195
Other operating income, net	(8,267)	(5,916)	(31,355)	(27,450)
	427,183	566,657	2,504,613	3,250,302
Operating (loss) income	(8,947)	(6,408)	380,709	462,633
Interest expense	(40,438)	(40,617)	(162,842)	(165,581)
(Loss) income before income taxes	(49,385)	(47,025)	217,867	297,052
Income tax expense	(420)	(407)	(2,898)	(2,611)
Net (loss) income including noncontrolling interest	(49,805)	(47,432)	214,969	294,441
Add net loss (deduct net income) attributable to noncontrolling interest	110	85	(3,758)	(4,548)
Net (loss) income attributable to AmeriGas Partners, L.P.	$(49,695)	$(47,347)	$211,211	$289,893
General partner’s interest in net (loss) income attributable to AmeriGas Partners, L.P.	$8,148	$6,060	$32,469	$26,749
Limited partners’ interest in net (loss) income attributable to AmeriGas Partners, L.P.	$(57,843)	$(53,407)	$178,742	$263,144
Income (Loss) per limited partner unit (a)
Basic	$(0.62)	$(0.58)	$1.91	$2.82
Diluted	$(0.62)	$(0.58)	$1.91	$2.82
Average limited partner units outstanding:
Basic	92,918	92,888	92,910	92,876
Diluted	92,918	92,888	92,977	92,946
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	193.9	211.0	1,184.3	1,275.6
Wholesale gallons sold (millions)	12.3	10.5	54.4	93.4
Total margin (b)	$258,127	$255,511	$1,497,517	$1,596,361
Adjusted total margin (c)	$257,290	$262,225	$1,545,358	$1,605,856
EBITDA (c)	$40,524	$41,556	$571,831	$655,300
Adjusted EBITDA (c)	$39,696	$48,202	$619,189	$664,699
Adjusted net (loss) income attributable to AmeriGas Partners, L.P. (c)	$(50,523)	$(40,701)	$258,569	$299,292
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$14,238	$23,315	$57,815	$70,287
Growth capital expenditures	$9,913	$10,327	$44,194	$43,647

(a)
Income (loss) per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

(b)	Total margin represents total revenues less cost of sales — propane and cost of sales — other.

(c)	The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, adjusted EBITDA

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)

and adjusted net income attributable to AmeriGas Partners, L.P., when evaluating the Partnership’s overall performance. These financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Management believes earnings before interest, income taxes, depreciation and amortization (“EBITDA”), as adjusted for the effects of gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have ("Adjusted EBITDA"), is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of Adjusted EBITDA may be different from those used by other companies. Management uses Adjusted EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes, the effects of gains and losses on commodity derivative instruments not associated with current-period transactions or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA, as adjusted to exclude gains and losses on commodity derivative instruments not associated with current-period transactions, to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s EBITDA, as so adjusted, in its disclosure about industry segments as the profitability measure for its domestic propane segment.

Management believes the presentation of other non-GAAP financial measures, comprised of adjusted total margin and adjusted net income (loss) attributable to AmeriGas Partners, L.P., provide useful information to investors to more effectively evaluate the period-over-period results of operations of the Partnership. Management uses these non-GAAP financial measures because they eliminate the impact of (1) gains and losses on commodity derivative instruments that are not associated with current-period transactions and (2) other gains and losses that competitors do not necessarily have to provide insight into the comparison of period-over-period profitability to that of other master limited partnerships.

The following tables include reconciliations of adjusted total margin, EBITDA, adjusted EBITDA and adjusted net income attributable to AmeriGas Partners, L.P. to the most directly comparable financial measure calculated and presented in accordance with GAAP for all the periods presented:

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Adjusted total margin:
Total revenues	$418,236	$560,249	$2,885,322	$3,712,935
Cost of sales - propane	(138,078)	(284,092)	(1,301,167)	(2,034,592)
Cost of sales - other	(22,031)	(20,646)	(86,638)	(81,982)
Total margin	258,127	255,511	1,497,517	1,596,361
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(837)	6,714	47,841	9,495
Adjusted total margin	$257,290	$262,225	$1,545,358	$1,605,856

Adjusted net (loss) income attributable to AmeriGas Partners, L.P.:
Net (loss) income attributable to AmeriGas Partners, L.P.	$(49,695)	$(47,347)	$211,211	$289,893
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(837)	6,714	47,841	9,495
Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period transactions	9	(68)	(483)	(96)
Adjusted net (loss) income attributable to AmeriGas Partners, L.P.	$(50,523)	$(40,701)	$258,569	$299,292

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
EBITDA and Adjusted EBITDA:
Net income (loss) attributable to AmeriGas Partners, L.P.	$(49,695)	$(47,347)	$211,211	$289,893
Income tax expense	420	407	2,898	2,611
Interest expense	40,438	40,617	162,842	165,581
Depreciation	38,750	37,095	152,204	154,020
Amortization	10,611	10,784	42,676	43,195
EBITDA	40,524	41,556	571,831	655,300
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(837)	6,714	47,841	9,495
Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period transactions	9	(68)	(483)	(96)
Adjusted EBITDA	$39,696	$48,202	$619,189	$664,699

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)

The following table includes a reconciliation of forecasted net income attributable to AmeriGas Partners, L.P. to forecasted Adjusted EBITDA for the fiscal year ending September 30, 2016:

Forecast Fiscal Year Ending September 30, 2016
Net income attributable to AmeriGas Partners, L.P. (estimate) (d)	$317,000
Interest expense (estimate)	166,000
Income tax expense (estimate)	3,000
Depreciation (estimate)	147,000
Amortization (estimate)	42,000
Adjusted EBITDA (e)	$675,000

(d)
Represents estimated net income attributable to AmeriGas Partners, L.P. after adjusting for gains and losses on commodity derivative instruments not associated with current-period transactions. It is impracticable to determine actual gains and losses on commodity derivative instruments not associated with current-period transactions that will be reported in GAAP net income as such gains and losses will depend upon future changes in commodity prices for propane which cannot be forecasted.

(e)	Represents the midpoint of Adjusted EBITDA guidance range for fiscal 2016.